EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact, at (781) 861-8444:

Michael W. Rogers	William B. Boni
Exec. VP and Chief Financial Officer	VP, Corp. Communications

INDEVUS PHARMACEUTICALS ANNOUNCES FIRST QUARTER

FISCAL 2005 RESULTS

Investor Conference Call Planned for February 9, 2005, 9:00 A.M. Eastern Time

LEXINGTON, MA, February 9, 2005 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced its consolidated results of operations for the three month period ended December 31, 2004, the first quarter of fiscal year 2005. The Company will host a conference call today, February 9, 2004, at 9 a.m., Eastern Standard Time (details follow below).

The Company reported a net loss of $21,149,000 or $0.44 per share, basic, for the three-month period ended December 31, 2004, compared to a net loss of $12,024,000, or $0.25 per share, basic, for the three-month period ended December 31, 2003. The net loss for the quarter ended December 31, 2004 represents a $6,706,000 decrease from the net loss of $27,855,000 for the three-month period ended September 30, 2004. The Company expects its net loss to decrease from its current level for the remainder of the fiscal year due to substantially reduced sales and marketing expenses.

At December 31, 2004, the Company had consolidated cash, cash equivalents and marketable securities totaling $134,092,000.

“We are pleased with the initial launch of SANCTURA™ and the performance of our dedicated specialty sales force, and we believe we have made significant inroads during our past quarter among key segments of the overactive bladder market,” said Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “Consistent with the primary marketing focus of Indevus, these segments include urologists, who serve as key opinion leaders, and top prescribers of overactive bladder drugs. Among urologists, SANCTURA has achieved approximately an 8 percent market share for new prescriptions. Overall, SANCTURA has achieved approximately a 3 percent market share for new prescriptions among all prescribers.

- more -

“Beginning late in the recently concluded quarter, the structure of our co-promotion and license agreement with PLIVA d.d. has changed, as previously announced,” said Dr. Cooper. “We are now receiving royalties from PLIVA based on net sales of SANCTURA, and PLIVA is now responsible for sales, promotion and advertising expenses related to the product. The Indevus sales force will continue to focus its efforts on urologists, obstetricians and gynecologists, and other high prescribers who treat overactive bladder.

“We recognize that the landscape of pharmacotherapy to treat overactive bladder is expanding with the recent approval of two new entrants into this $1.3 billion market,” said Dr. Cooper. “We believe the product profile of SANCTURA continues to be highly competitive in this therapeutic category. Given the completion of only two quarters marketing SANCTURA and the two new product entrants into the OAB space in early 2005, we believe it is prudent to evaluate the experience of the new entrants before issuing guidance on revenue projections for SANCTURA. We will be closely monitoring the market in the weeks and months to come prior to communicating revenue expectations going forward.

“We are taking an important step to ensure the long-term success of our SANCTURA franchise with the development of once-a-day SANCTURA, known as SANCTURA XR™, which is proceeding on schedule,” said Dr. Cooper. “The next key milestone in this program will be the initiation of a Phase III clinical trial, planned for mid-2005.

“We expect that near-term activity in our product pipeline will be highlighted by the initiation of a large, NIH-sponsored, multi-country trial with our microbicide, PRO 2000, and the announcement of important new scientific findings with this drug,” said Dr. Cooper. “Increasingly, PRO 2000 is being viewed as an important potential weapon against the spread of HIV and other sexually transmitted diseases, and 2005 will be an important year during which advanced clinical trials with this product will begin. During the past year, the Microbicide Development Programme selected PRO 2000 as the sole agent to be tested in a full-scale clinical trial, with funding from the Medical Research Council (MRC) in the U.K., also due to start this year in a number of African countries. The NIH and the MRC have earmarked more than $100 million for these two critical trials, and PRO 2000 is the only microbicide to be included in both.

“Additional pipeline plans include a Phase II trial with pagoclone for stuttering to begin in mid-calendar year 2005 that leverages the substantial preclinical, clinical and manufacturing database for this drug,” said Dr. Cooper. “Stuttering affects more than three million adults and children in the U.S. In the course of previous anxiety disorder trials with pagoclone, we observed a small number of patients with severe, persistent stuttering refractory to past therapies who experienced a dramatic reduction in stuttering while receiving pagoclone. On discontinuation of the drug, their stuttering returned. As a result of this observation, we filed and were recently granted a new U.S. patent covering the use of pagoclone for the treatment of stuttering.

- more -

“Midway through dose escalation in our multi-dose aminocandin Phase I trial, we saw some local vein irritation as doses and concentrations increased,” said Dr. Cooper. “This irritation is likely due to the current intravenous formulation, and we are currently working on a reformulation of the intravenous dosage form. Overall, the product continues to have an excellent systemic safety profile. We plan to finish the Phase I studies later this year. Accordingly, Phase II clinical trials could begin early next year.

“Finally, additional earlier-stage activity includes the completion of pre-clinical proof-of-principle pathways with IP 751 for interstitial cystitis,” said Dr. Cooper. “This painful urological condition represents a large potential market and fits into our urology franchise and focus on specialty markets.”

Consolidated revenues were $5,763,000 in the first quarter of fiscal 2005, an increase of $4,836,000, or 522 percent, over revenues in the first quarter of fiscal 2004. Product revenue of $3,467,000 in fiscal 2005 included $2,062,000 from sales of SANCTURA to PLIVA, $752,000 from commissions and royalties from PLIVA on sales of SANCTURA, and $465,000 of royalties from Eli Lilly and Company for sales of Sarafem. Contract and license fee revenue of $2,296,000 during the quarter relate almost entirely to the Company’s agreement with PLIVA, including amortization of deferred revenue and one month of sales force subsidy, offset by net amounts reimbursable to PLIVA for the Company’s share of SANCTURA promotion and advertising costs.

The Company’s consolidated costs and expenses totaled $25,839,000 for the three month period ended December 31, 2004 and included primarily marketing, general and administrative expenses of $17,481,000 reflecting significantly increased promotion, advertising and sales force expenses related to SANCTURA. Significantly decreased marketing expenses are expected in future quarters due to the conversion of the Company’s agreement with PLIVA which resulted in the transfer of approximately 200 primary care sales representatives to PLIVA and the termination of the Company’s responsibility for sharing SANCTURA promotion and advertising expenses. Research and development expenses of $5,878,000 during the quarter ended December 31, 2004 related primarily to the development of once-a-day SANCTURA and aminocandin, as well as increased staffing and support costs.

- more -

Conference call and web cast

The Company will hold a conference call and web cast to discuss these results at 9:00 a.m. eastern time on February 9, 2005. The live call may be accessed by dialing 800-299-6183 from the U.S. and Canada, and 617-801-9713 from international locations. The participant passcode is 59588897. A replay of the call will be available beginning at 11:00 AM on February 9, 2005 and lasting until 12:00 AM on February 19, 2005. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 95295886.

The press release and the live web cast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call.

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products targeting certain medical specialty areas, including urology and infectious diseases. The Company currently markets SANCTURA for overactive bladder and has multiple compounds in clinical development, including pagoclone for stuttering, aminocandin for systemic fungal infections, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, and IP 751 for pain and inflammatory disorders such as interstitial cystitis.

SANCTURA is indicated for the treatment of overactive bladder with symptoms of urge urinary incontinence, urgency and urinary frequency. The most commonly reported side effects in Phase III U.S. clinical trials were dry mouth (20.1 percent for SANCTURA vs. 5.8 percent for placebo) and constipation (9.6 percent for SANCTURA vs. 4.6 percent for placebo). Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA™ and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA and SANCTURA XR; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing and marketing; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

###

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended December 31, 2004 and 2003

(Amounts in thousands except per share data)

	For the three months ended December 31,
	2004	2003
Total revenues	$5,763	$927

Costs and expenses:
Cost of revenues	2,480	315
Research and development	5,878	7,554
Marketing, general and administrative	17,481	4,016

Total costs and expenses	25,839	11,885

Loss from operations	(20,076)	(10,958)
Investment income	674	226
Interest expense	(1,292)	(1,292)

Loss before income taxes	(20,694)	(12,024)
Provision for income taxes	(455)	—

Net loss	$(21,149)	$(12,024)

Net loss per common share:
Basic and diluted	$(0.44)	$(0.25)

Weighted average common shares:
Basic and diluted	47,826	47,211

INDEVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands)
	December 31, 2004	September 30, 2004
Cash, cash equivalents and marketable securities	$134,092	$157,008
Other assets	14,948	16,830

Total assets	$149,040	$173,838

Convertible notes	72,000	72,000
Deferred revenue	140,625	143,750
Other liabilities	20,202	21,126

Capital	306,265	305,865
Accumulated deficit	(390,052)	(368,903)

Total stockholders' deficit	(83,787)	(63,038)

Total liabilities and stockholders' deficit	$149,040	$173,838